Exhibit 10.62

FIRST AMENDMENT TO FINANCING AGREEMENT

FIRST AMENDMENT, dated as of June 12, 2014 (this "First Amendment"), to the Amended and Restated Financing Agreement, dated as of November 6, 2013 (as amended, restated, supplemented, modified or otherwise changed from time to time, the "Financing Agreement"), by and among Motorcar Parts of America, Inc., a New York corporation (the "Borrower"), the lenders from time to time party thereto (each a "Lender" and collectively, the "Lenders"), Cerberus Business Finance, LLC, a Delaware limited liability company ("Cerberus"), as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Collateral Agent"), and PNC Bank, National Association ("PNC"), as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Administrative Agent" and together with the Collateral Agent, each an "Agent" and collectively, the "Agents").

WHEREAS, the Borrower, the Agents and the Lenders wish to amend certain terms and provisions of the Financing Agreement as hereafter set forth.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto hereby agree as follows:

1.                   Defined Terms.  Any capitalized term used herein and not defined shall have the meaning assigned to it in the Financing Agreement.

2.                   Recitals.  The fourth paragraph of the recitals of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

"The Borrower has requested that the Agents and the Lenders amend and restate the Existing Financing Agreement in order to, among other things, (a) amend, restate, convert and continue $95,000,000 of the Existing Term Loan as the Term Loan (as hereinafter defined) and (b) increase the amount of the revolving credit facility by $10,000,000 to $30,000,000.  On the First Amendment Effective Date, the Borrower has requested that the Agents and the Lenders amend the Financing Agreement to, among other things, increase the amount of the revolving credit facility by $10,000,000 to $40,000,000.  The proceeds of the term loans and the loans made under the revolving credit facility shall be used to (i) on the Restatement Effective Date, make the Ninth Amendment Effective Date Prepayment, (ii) fund general working capital purposes of the Borrower and for other general corporate purposes and (iii) pay fees and expenses related to this Agreement.  The letters of credit will be used for general working capital purposes.  The Lenders are severally, and not jointly, willing to extend and/or maintain such credit to the Borrower subject to the terms and conditions hereinafter set forth."

3.                   Amendments.

(a)                New Definitions.  Section 1.01 of the Financing Agreement is hereby amended by adding the following definitions, in appropriate alphabetical order:

(i)              ""First Amendment" means the First Amendment to this Agreement, dated as of June 12, 2014, among the Borrower, the Agents and the Lenders."

(ii)             ""First Amendment Effective Date" means the date on which the First Amendment shall become effective in accordance with its terms."

(iii)            "Specified Account Debtor" means an Account Debtor of the Borrower who is (a) one of the top ten (10) largest customers of the Borrower (based on the reports most recently delivered to the Agents pursuant to Section 7.01(a)(v)), (b) provided extended payment terms and (c) not a party to a Factoring Agreement."

(b)                 Existing Definitions.

(i)               The definition of "Borrowing Base" in Section 1.01 of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

""Borrowing Base" means, as of any date of determination, the lesser of:

(a)               the result of the sum of (i) 85% of the Net Amount of Eligible Accounts Receivable at such time; provided that the aggregate amount of Eligible Accounts Receivable due from the Specified Account Debtors at such time in excess of the amount equal to 20% of the Total Revolving Credit Commitment shall not be included in the calculation of this clause (a)(i), plus (ii) the lower of (A) 60% of the Book Value of Eligible Inventory located in the continental United States and any province or territory of Canada at such time and (B) the sum of (1) 90% times the most recently determined Net Liquidation Percentage times the Book Value of the Eligible Inventory consisting of rotating electrical products and (2) 85% times the most recently determined Net Liquidation Percentage times the Book Value of the Eligible Inventory consisting of wheel hubs and new product lines, in each case of clauses (B)(1) and (B)(2), located in the continental United States and any province or territory of Canada at such time, plus (iii) the lowest of (A) 50% of the Book Value of Eligible Inventory located in Mexico at such time, (B) 60% times the most recently determined Net Liquidation Percentage times the Book Value of the Eligible Inventory located in Mexico at such time and (C) the lesser (1) $14,000,000 and (2) 60% of the Borrowing Base, minus (iv) Reserves, and

(b)              an amount equal to the product of TTM Consolidated EBITDA for the most recently ended month of the Borrower and its Subsidiaries times the Applicable EBITDA Multiple, minus the aggregate outstanding principal amount of the Term Loan and Capitalized Lease Obligations at such time."

(ii)              The definition of "Consolidated EBITDA" in Section 1.01 of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

""Consolidated EBITDA" means, with respect to any Person for any period, (a) the Consolidated Net Income of such Person and its Subsidiaries for such period, plus (b) without duplication, the sum of the following amounts of such Person and its Subsidiaries for such period and to the extent deducted in determining Consolidated Net Income of such Person for such period:  (i) Consolidated Net Interest Expense, (ii) income tax expense, (iii) depreciation expense, (iv) amortization expense, (v) the amount of all costs, fees and expenses incurred in connection with (A) the Transactions, (B) the Third Amendment and the Wanxiang Transaction Documents, (C) the Sixth Amendment, (D) the First Amendment and (E) liquidating the Excluded Subsidiaries in an aggregate amount not to exceed $3,000,000 and as approved in writing by the Required Lenders, (vi) severance charges in an aggregate amount not to exceed $100,000 for any Fiscal Year, (vii) the amount of all travel and other administrative costs, fees and expenses (including professional fees) incurred in connection with the management of the Excluded Subsidiaries in an aggregate amount not to exceed $75,000 for any fiscal quarter, (viii) any non-cash expenses incurred in connection with stock options and other equity-based compensation, (ix) non-cash charges reducing Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period, (x) standard inventory revaluation write-downs, (xi) non-cash losses on Hedging Agreements, (xii) commissions accrual adjustment, (xiii) losses from the Excluded Subsidiaries, (xiv) any expenses incurred in connection with stock offerings, (xv) for each fiscal quarter specified on Schedule 1.01(E), the expenses set forth on Schedule 1.01(E) in an aggregate amount not to exceed the amount set forth opposite such expenses for such fiscal quarter, (xvi) all Restricted Payments paid in cash during such period, if any, pursuant to clause (F) of the proviso in Section 7.02(h), (xvii) through the fiscal quarter ending September 31, 2014, start-up costs with respect to a specified new product line in an aggregate amount not to exceed $500,000, and (xviii) specified inventory purchases from certain customers in an aggregate amount not to exceed $6,800,000, minus (c) without duplication, the sum of the following amounts of such Person and its Subsidiaries for such period and to the extent included in determining Consolidated Net Income of such Person for such period: (i) non-cash items increasing Consolidated Net Income (other than the accrual of revenue or recording of Accounts Receivable in the ordinary course of business) for such period, (ii) non-cash gains on Hedging Agreements, and (iii) profits from the Excluded Subsidiaries, all as determined on a consolidated basis."

(iii)             The definition of "Eligible Inventory" in Section 1.01 of the Financing Agreement is hereby amended by deleting the "and" immediately following clause (h) thereof, deleting clause (i) thereof and inserting following immediately at the end of clause (h) thereof:

"(i) if such Inventory consists of new product lines, the Administrative Agent shall have received an appraisal of such Inventory, in form and substance reasonably satisfactory to the Administrative Agent, from an appraiser; and (j) such Inventory is and at all times shall continue to be acceptable to the Administrative Agent in the exercise of its reasonable business judgment."

(iv)            The definition of "Fee Letter" in Section 1.01 of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

""Fee Letter" means the first amended and restated fee letter, dated as of the First Amendment Effective Date, between the Borrower and the Collateral Agent."

(v)             The proviso at the end of the first sentence of the definition of "Fixed Charge Coverage Ratio" in Section 1.01 of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

"; provided that (A) for the fiscal quarter ending December 31, 2013, solely for the purposes of clause (b)(i) of this definition, the principal amount of the Existing Term Loan paid on October 1, 2013 pursuant to Section 2.03(b) of the Existing Financing Agreement shall be $1,350,000 and (B) for each of the fiscal quarters ending June 30, 2014, September 30, 2014, December 31, 2014 and March 30, 2015, solely for the purpose of clause (b)(v) of this definition, the aggregate amount of non-financed Capital Expenditures made by such Person and its Subsidiaries during such period shall be the lower of (1) $750,000 or (2) the amount actually spent during such fiscal quarter."

(c)                Section 7.02(g) (Capital Expenditures).  Section 7.02(g) of the Financing Agreement is hereby amended by amending and restating the table set forth therein to read as follows:

"Period	Capital Expenditure
Fiscal Year ended March 31, 2014	$3,200,000
Fiscal Year ended March 31, 2015	$7,000,000
Fiscal Year ended March 31, 2016	$4,000,000
Fiscal Year ended March 31, 2017	$4,000,000
Fiscal Year ended March 31, 2018	$2,500,000"

(d)                Schedule 1.01(A) to Financing Agreement.  Schedule 1.01(A) of the Financing Agreement is hereby replaced in its entirety with the new Schedule 1.01(A) attached as Annex I hereto.

4.                  Conditions to Effectiveness.  The effectiveness of this First Amendment is subject to the fulfillment, in a manner satisfactory to the Agents, of each of the following conditions precedent (the date such conditions are fulfilled or waived by the Agents is hereinafter referred to as the "First Amendment Effective Date"):

(a)                Representations and Warranties; No Event of Default.  The following statements shall be true and correct:  (i) the representations and warranties contained in this First Amendment, ARTICLE VI of the Financing Agreement and in each other Loan Document, certificate or other writing delivered to any Agent or any Lender pursuant hereto or thereto on or prior to the First Amendment Effective Date are true and correct on and as of the First Amendment Effective Date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct on and as of such earlier date) and (ii) no Default or Event of Default shall have occurred and be continuing on the First Amendment Effective Date or would result from this First Amendment becoming effective in accordance with its terms.

(b)                Execution of Amendment.  The Agents and the Lenders shall have executed this First Amendment and shall have received a counterpart to this First Amendment, duly executed by each Loan Party.

(c)                 Payment of Fees, Etc.  The Borrower shall have paid on or before the First Amendment Effective Date all fees and invoiced costs and expenses then payable by the Borrower pursuant to the Loan Documents, including, without limitation, Sections 2.06 and 12.04 of the Financing Agreement.

(d)                Delivery of Documents.  The Collateral Agent shall have received on or before the First Amendment Effective Date the following, each in form and substance reasonably satisfactory to the Collateral Agent and, unless indicated otherwise, dated the First Amendment Effective Date:

(i)                the Fee Letter, duly executed by the Borrower;

(ii)              a copy of the resolutions of each Loan Party, certified as of the First Amendment Effective Date by an Authorized Officer thereof, authorizing the execution, delivery and performance by such Loan Party of this First Amendment, the performance of the Loan Documents as amended thereby, and the execution and delivery of the other documents to be delivered by such Loan Party in connection herewith and therewith;

(iii)             a certificate of an Authorized Officer of each Loan Party, certifying as to the matters set forth in subsection (a) of this Section 4; and

(iv)            such other agreements, instruments, approvals, opinions and other documents, each satisfactory to the Agents in form and substance, as any Agent may reasonably request.

5.                    Representations and Warranties.  Each Loan Party represents and warrants as follows:

(a)                 Organization, Good Standing, Etc.  Each Loan Party (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its organization, (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated, and to execute and deliver this First Amendment, and to consummate the transactions contemplated hereby and by the Financing Agreement, as amended hereby, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except (solely for the purposes of this subclause (iii)) where the failure to be so qualified or in good standing could not reasonably be expected to result in a Material Adverse Effect.

(b)                Authorization, Etc.  The execution, delivery and performance by each Loan Party of this First Amendment, and the performance of the Financing Agreement, as amended hereby, (i) have been duly authorized by all necessary action, (ii) do not and will not contravene any of its Governing Documents or any applicable Requirement of Law in any material respect or any material Contractual Obligation binding on or otherwise affecting it or any of its properties, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties, and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties.

(c)                Governmental Approvals.  No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required in connection with the due execution, delivery and performance of this First Amendment by the Loan Parties, and the performance of the Financing Agreement, as amended hereby.

(d)                Enforceability of the First Amendment.  This First Amendment and the Financing Agreement, as amended hereby, when delivered hereunder, will be a legal, valid and binding obligation of each Loan Party, enforceable against such Loan Party in accordance with the terms thereof, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally.

(e)                 Representations and Warranties; No Event of Default.  The following statements shall be true and correct:  (i) the representations and warranties contained in this First Amendment, ARTICLE VI of the Financing Agreement and in each other Loan Document, certificate or other writing delivered to any Agent or any Lender pursuant hereto or thereto on or prior to the First Amendment Effective Date are true and correct on and as of the First Amendment Effective Date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct on and as of such earlier date) and (ii) no Default or Event of Default has occurred and is continuing on the First Amendment Effective Date or would result from this First Amendment becoming effective in accordance with its terms.

6.                    Covenants.

(a)                Within 2 Business Days of the First Amendment Effective Date (or such later date as the Agents may agree in writing in their sole discretion), the Borrower shall deliver an amended and restated promissory note evidencing the Revolving Loans, duly executed by the Borrower, in form and substance reasonably satisfactory to the Agents.

(b)                Within 10 Business Days of the First Amendment Effective Date (or such later date as the Collateral Agent may agree in writing in its sole discretion), the Borrower shall deliver an amendment to the Pledge Agreement, in form and substance reasonably satisfactory to the Collateral Agent, and such amendment shall be formalized in accordance with the laws of Mexico in a manner reasonably satisfactory to the Collateral Agent.

7.                   Release.  Each Loan Party hereby acknowledges and agrees that:  (a) neither it nor any of its Affiliates has any claim or cause of action against any Agent or any Lender (or any of their respective Affiliates, officers, directors, employees, attorneys, consultants or agents) and (b) each Agent and each Lender has heretofore properly performed and satisfied in a timely manner all of its obligations to the Loan Parties and their Affiliates under the Financing Agreement and the other Loan Documents that are required to have been performed on or prior to the date hereof.  Notwithstanding the foregoing, the Agents and the Lenders wish (and the Loan Parties agree) to eliminate any possibility that any past conditions, acts, omissions, events or circumstances would impair or otherwise adversely affect any of the Agents' and the Lenders' rights, interests, security and/or remedies under the Financing Agreement and the other Loan Documents.  Accordingly, for and in consideration of the agreements contained in this First Amendment and other good and valuable consideration, each Loan Party (for itself and its Affiliates and the successors, assigns, heirs and representatives of each of the foregoing) (collectively, the "Releasors") does hereby fully, finally, unconditionally and irrevocably release and forever discharge each Agent, each Lender and each of their respective Affiliates, officers, directors, employees, attorneys, consultants and agents (collectively, the "Released Parties") from any and all debts, claims, obligations, damages, costs, attorneys' fees, suits, demands, liabilities, actions, proceedings and causes of action, in each case, whether known or unknown, contingent or fixed, direct or indirect, and of whatever nature or description, and whether in law or in equity, under contract, tort, statute or otherwise, which any Releasor has heretofore had or now or hereafter can, shall or may have against any Released Party by reason of any act, omission or thing whatsoever done or omitted to be done on or prior to the First Amendment Effective Date directly arising out of, connected with or related to this First Amendment, the Financing Agreement or any other Loan Document, or any act, event or transaction related or attendant thereto, or the agreements of any Agent or any Lender contained therein, or the possession, use, operation or control of any of the assets of any Loan Party, or the making of any Loans or other advances, or the management of such Loans or advances or the Collateral.

8.                   No Novation; Reaffirmation and Confirmation.

(a)                 This First Amendment does not extinguish the obligations for the payment of money outstanding under the Financing Agreement or discharge or release the lien or priority of any mortgage, security agreement, pledge agreement or any other security therefore.  Nothing herein contained shall be construed as a substitution or novation of the Obligations outstanding under the Financing Agreement or instruments securing the same, which shall remain in full force and effect, except as modified hereby or by instruments executed concurrently herewith.  Nothing expressed or implied in this First Amendment shall be construed as a release or other discharge of the Borrower under the Financing Agreement, or the other Loan Documents, as amended hereby, from any of its obligations and liabilities as a "Borrower" thereunder.

(b)                The Borrower hereby (i) acknowledges and reaffirms its obligations as set forth in each Loan Document, as amended hereby, (ii) agrees to continue to comply with, and be subject to, all of the terms, provisions, conditions, covenants, agreements and obligations applicable to it set forth in each Loan Document, as amended hereby, which remain in full force and effect, and (iii) confirms, ratifies and reaffirms that the security interest granted to the Collateral Agent, for the benefit of the Agents and the Lenders, pursuant to the Loan Documents, as amended hereby, in all of its right, title, and interest in all then existing and thereafter acquired or arising Collateral in order to secure prompt payment and performance of the Obligations, is continuing and is and shall remain unimpaired and continue to constitute a first priority security interest (subject to Permitted Liens) in favor of the Collateral Agent, for the benefit of the Agents and the Lenders, with the same force, effect and priority in effect both immediately prior to and after entering into this First Amendment.

9.                   Miscellaneous.

(a)                 Continued Effectiveness of the Financing Agreement and the Other Loan Documents.  Except as otherwise expressly provided herein, the Financing Agreement and the other Loan Documents are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects, except that on and after the First Amendment Effective Date (i) all references in the Financing Agreement to "this Agreement", "hereto", "hereof", "hereunder" or words of like import referring to the Financing Agreement shall mean the Financing Agreement as amended by this First Amendment, and (ii) all references in the other Loan Documents to the "Financing Agreement", "thereto", "thereof", "thereunder" or words of like import referring to the Financing Agreement shall mean the Financing Agreement as amended by this First Amendment.  To the extent that the Financing Agreement or any other Loan Document purports to pledge to the Collateral Agent, or to grant to the Collateral Agent, a security interest or lien, such pledge or grant is hereby ratified and confirmed in all respects.  Except as expressly provided herein, the execution, delivery and effectiveness of this First Amendment shall not operate as an amendment of any right, power or remedy of the Agents and the Lenders under the Financing Agreement or any other Loan Document, nor constitute an amendment of any provision of the Financing Agreement or any other Loan Document.

(b)                 Counterparts.  This First Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of this First Amendment by telefacsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart of this First Amendment.

(c)                 Headings.  Section headings herein are included for convenience of reference only and shall not constitute a part of this First Amendment for any other purpose.

(d)                 Costs and Expenses.  The Borrower agrees to pay on demand all fees, costs and expenses of the Agents and the Lenders in connection with the preparation, execution and delivery of this First Amendment.

(e)                First Amendment as Loan Document.  Each Loan Party hereby acknowledges and agrees that this First Amendment constitutes a "Loan Document" under the Financing Agreement.  Accordingly, it shall be an Event of Default under the Financing Agreement if (i) any representation or warranty made by any Loan Party under or in connection with this First Amendment, which representation or warranty is (A) subject to a materiality or a Material Adverse Effect qualification, shall have been incorrect in any respect when made or deemed made, or (B) not subject to a materiality or a Material Adverse Effect qualification, shall have been incorrect in any material respect when made or deemed made or (ii) any Loan Party shall fail to perform or observe any term, covenant or agreement contained in this First Amendment.

(f)                  Severability.   Any provision of this First Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

(g)                Governing Law.  This First Amendment shall be governed by the laws of the State of New York.

(h)                Waiver of Jury Trial.  THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS FIRST AMENDMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed and delivered by their respective duly authorized officers as of the date first written above.

BORROWER:

MOTORCAR PARTS OF AMERICA, INC.

By:	/s/ Selwyn Joffe
Name: Selwyn Joffe
Title: Chief Executive Officer

COLLATERAL AGENT:

CERBERUS BUSINESS FINANCE, LLC

By:	/s/ Daniel Wolf
Name: Daniel Wolf
Title: President

ADMINISTRATIVE AGENT AND LENDER:

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Fred Kiehne
Name: Fred Kiehne
Title: Senior Vice President

LENDERS:

CERBERUS ASRS FUNDING LLC

By:	/s/ Daniel Wolf
Name: Daniel Wolf
Title: Vice President

CERBERUS AUS LEVERED II LP

By:	CAL II GP LLC
Its:	General Partner

By:	/s/ Daniel Wolf
Name: Daniel Wolf
Title: Vice President

CERBERUS N-1 FUNDING LLC

By:	/s/ Daniel Wolf
Name: Daniel Wolf
Title: Vice President

CERBERUS OFFSHORE LEVERED I L.P.

By:	COL I GP Inc.
Its:	General Partner

By:	/s/ Daniel Wolf
Name: Daniel Wolf
Title: Vice President

CERBERUS ONSHORE LEVERED II LLC

By:	/s/ Daniel Wolf
Name: Daniel Wolf
Title: Vice President

CERBERUS OFFSHORE LEVERED II LP

By:	COL II GP Inc.
Its:	General Partner

By: /s/ Daniel Wolf
Name: Daniel Wolf
Title: Vice President

CERBERUS NJ CREDIT OPPORTUNITIES FUND, L.P.

By:	Cerberus NJ Credit Opportunities GP, LLC
Its:	General Partner

By: /s/ Daniel Wolf
Name: Daniel Wolf
Title: Senior Managing Director

CERBERUS ONSHORE II CLO LLC

By:	/s/ Daniel Wolf
Name: Daniel Wolf
Title: Vice President

BAWAG P.S.K. Bank für Arbeit und Wirtschaft
und Österreichische Postsparkasse
Aktiengesellschaft

By:/s/ Dr. Guido Jestadt
Name: Dr. Guido Jestadt

By:/s/Eric Song
Name: Eric Song

ANNEX I

SCHEDULE 1.01(A)

LENDERS AND LENDERS' REVOLVING CREDIT COMMITMENTS

Lender	Revolving Credit Commitment
PNC BANK, NATIONAL ASSOCIATION	$40,000,000
Total	$40,000,000